LICENSE AGREEMENT

This LICENSE AGREEMENT ("Agreement") is made and entered into as of this 26th day of June, 2000, between TORSO TIGER, INC., a California corporation ("TT"), located at 1119 Colorado Avenue, Suite 104, Santa Monica, California 90401, on the one hand, and INFOTOPIA, INC., a Nevada corporation ("Infotopia"), on the other hand, located at 43 Taunton Green, Suite 5, Taunton, Massachusetts 02780.

RECITALS
WHEREAS, Infotopia is in the business, among other things, of advertising, promoting, marketing, selling and distributing products in various media, including television, print, and retail; and
WHEREAS,   Infotopia  desires  to  license  from  TT  rights   to
advertise, promote, market, sell, distribute and otherwise exploit that certain abdominal fitness product currently known as "Torso Tiger" and all improvements and modifications thereof (the "Product") and Infotopia desires to engage TT to manage the advertisement, promotion, marketing, sale, distribution and exploitation of the Product on behalf of Infotopia, as well as any additional products mutually agreed-upon by the parties, all in accordance with the terms and conditions set forth herein.

                            AGREEMENT
NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

1. Rights Granted. (a) In consideration of the compensation set forth below, TT hereby grants and licenses to Infotopia, subject to the satisfaction of the conditions precedent set forth in Paragraphs 5(a) and 3(b) hereof and the provisions contained in this Agreement, the exclusive worldwide rights during the Term (as defined below) to advertise, promote, market, sell, distribute and exploit the Product and related Upsells by any manner and in any and all media and markets now known or hereafter devised ("Rights"), including, without limitation, airing the Infomercial (as defined below), commercial and promotional spots on broadcast, cable, satellite and all other forms of television transmission now existing or hereafter developed, television shopping programs such as QVC and HSN, radio, internet, all print media, direct mail solicitation, inbound and outbound telemarketing, catalog sales, continuity program, retail sales and all other channels or means of distribution now existing or hereafter developed. The term "Infomercial" shall mean that current twenty-eight minute thirty second (28:30) television commercial designed to sell the Product by means of direct response by the customer, and any parts thereof. The term "Upsell" shall mean any and all products or services, which may include the Product, that are offered for sale as part of or in connection with the airing of the Infomercial.

(b) In connection with the Rights granted by TT to Infotopia hereunder, TT hereby grants to Infotopia the exclusive license to use all copyrights, patents, trademarks and all other intellectual property relating to the Product owned, licensed and/or controlled by TT. TT represents and warrants that copies of any patent applications, patent licenses, patents, copyrights, copyright registrations, trademarks and trademark registrations which it may own, license and/or control with respect to the Product shall be provided to Infotopia upon request. In addition, TT hereby grants to Infotopia the exclusive license (i) to use any and all artwork and promotional materials, if any, that TT may own, license and/or control with respect to the Product, and
(ii) to use the names, likenesses, endorsements and testimonials of all endorsers and other persons respect to the Product, but only to the extent of TT's rights relating thereto. All copyrights, patents, trademarks and all other intellectual property relating to the Product owned, licensed and/or controlled by TT shall remain the sole property of TT, and neither Infotopia nor any third party shall acquire any right, title or interest in such copyrights, patents, trademarks or other intellectual property by virtue of this Agreement or otherwise. Any unauthorized use of such copyrights, patents, trademarks or other intellectual property by Infotopia shall be deemed an infringement of the rights of TT therein. Infotopia shall not in any way or at any time dispute or attack the validity or contest the rights of TT in or to any of such copyrights, patents, trademarks or other intellectual property.

(c) All of the Rights set forth in this Paragraph 1 may be exercised and exploited by Infotopia only in accordance with the prior approval of TT and such Rights may not be exercised and exploited by Infotopia in any manner without the direct participation of TT.

2. Engagement of TT; Services of TT. (a) Subject to the satisfaction of the conditions precedent set forth in Paragraphs 5(a) and 3(b) hereof, Infotopia hereby engages TT and its designees to render TT's services as Infotopia's exclusive management company during the Term of this Agreement to manage and oversee all operations relating to the advertising, promotion, manufacturing, sale, marketing, distribution and exploitation of the Product and related Upsells, and TT hereby accepts such engagement, all on the terms and conditions set forth herein. Infotopia understands that TT shall have the right to render services to other persons, firms or corporations either in the capacity in which TT is engaged hereunder, or otherwise, as well as to engage in any and all other business activities and to devote such time as it may seem advisable, in its sole discretion, to such businesses.

(b)    During  the  Term  of  this  Agreement,  TT,  subject   to
Infotopia's performance of its obligations hereunder, shall manage and oversee all operations relating to the advertising, promotion, manufacturing, sale, marketing, distribution and exploitation of the Product and related Upsells, including:
     (i)  coordination  of  advertising  and  promotion  for  the
          Product and Upsells;
     (ii) coordination of telemarketing services;
     (iii)     coordination of television media buying;
     (iv) coordination of fulfillment;
     (v)  implementation of continuity program;
     (vi) coordination  of the manufacturing of the  Product  and
          Upsells;
(vii) implementation of non-television distribution channels for the Product and Upsells;
     (viii)     coordination  of customer service  regarding  the
          Product and Upsells;
     (ix) oversee all transactional, financial, business and contractual matters relating to the marketing of the Product, including the negotiation of contracts (in consultation with Infotopia) for all of the above services ; and
     (x) providing general management, administrative and bookkeeping services with respect to the day-to-day operations of the marketing and distribution of the Product, including generating monthly statements and computing and disbursing "Adjusted Gross Revenues" (as defined below) to Infotopia and royalties hereunder to TT.

(c) Infotopia agrees to open and maintain a separate bank account for the exclusive use of TT for the purposes hereunder ("Bank Account") (a) in which all Gross Sales Revenues and the Wholesale Selling Price shall be deposited, (b) in which all Costs (as defined in Paragraph 3(a) hereof) shall be deposited,
(c) from which all Costs shall be paid, (d) from which all royalties and bonuses hereunder due to TT shall be distributed and paid and (e) from which all Adjusted Gross Revenues due to Infotopia shall be distributed. TT and Infotopia may from time to time agree that some of the Costs shall be paid by Infotopia directly to the manufacturer of the Product or other vendors. The sole signatories on the Bank Account shall be representatives of Rigney Friedman Business Management, Inc.

3. Obligations of Infotopia. (a) Infotopia shall be solely responsible to fund and deposit into the Bank Account all fees, costs and expenses (collectively, "Costs") in connection with the management by TT of the advertising, promotion, manufacturing, sale, marketing, distribution and exploitation of the Product and related Upsells, including, without limitation, production and post-production costs; media costs; Product and Upsells costs; manufacturing costs; freight and transportation costs; telemarketing costs; fulfillment costs; credit card and bank costs; packaging costs; marketing costs; customer service costs;
training       costs;      professional       service       fees;
celebrity/talent/experts fees and royalties and testimonial costs; internet costs; third party license fees; third party marketing commissions; insurance costs; management, personnel and overhead costs (management, personnel and overhead costs on a monthly basis up to twenty-six thousand dollars ($26,000) shall be deemed pre-approved by Infotopia hereunder); travel costs; returns, refunds, chargebacks and bad debts; and all other documented out-of-pocket expenses incurred in connection with the transactions contemplated hereunder and approved by Infotopia and TT. TT shall have no responsibility whatsoever to pay for any of such fees, costs and expenses.

(b) Concurrently with the consummation of the transaction set forth in Paragraph 5(a) hereof, (i) Infotopia shall place a purchase order for twenty thousand (20,000) units of the Product, seven thousand two hundred (7,200) Fast Cat upsell units and three thousand (3,000) bottles of Ultimate Slimming Formula upsell units, and Infotopia shall pay at such time for all of such units at TT's current manufacturing cost, including freight, transportation and insurance charges and (ii) Infotopia shall authorize TT to place on its behalf a television media order to broadcast the Infomercial in the amount of Three Hundred Thousand Dollars ($300,000), and Infotopia shall pay at such time for such media order.

(c) Infotopia shall also authorize TT to place on its behalf a minimum of Two Hundred Fifty Thousand Dollars ($250,000) in weekly television media to broadcast the Infomercial for so long as the ratio of Gross Television Sales Revenues to Costs Per Order is 2.3/1 or greater, on a weekly basis. "Gross Television Sales Revenues" shall mean all gross revenues actually received by TT or its designees on behalf of Infotopia in respect of worldwide sales and exploitation of the Product and Upsells by any means and media other than retail in direct response to the airing of the Infomercial, excluding (i) sales, excise, use or any other taxes, and (ii) actual returns, actual refunds and actual chargebacks. "Costs Per Order" shall mean the media costs incurred in order to sell the Product and related Upsells through the airing of the Infomercial. Infotopia agrees to provide sufficient funding on an on-going basis required to maintain such media minimums for so long as such ratio is maintained at 2.3/1 or greater, including, without limitation, funding for media, Product units and Upsell units. In the event that (i) Infotopia fails to fund a minimum of Two Hundred Fifty Thousand Dollars ($250,000) in television media to broadcast the Infomercial for any week when the ratio of Gross Television Sales Revenues to Costs Per Order for the previous week was 2.3/1 or greater or
(ii) Infotopia fails to fund an amount equal to One Hundred Fifty Thousand Dollars ($150,000) in television media to broadcast the Infomercial for any week when the ratio of Gross Television Sales Revenues to Costs Per Order for the previous week was less than 2.3/1, TT shall be permitted to supplement Infotopia's media order with TT's own media order to broadcast the Infomercial for TT's own account and to take any and all other actions necessary to fulfill orders for Products and Upsells relating to TT's own media order for TT's own account, including, without limitation, purchasing Product and Upsell units; provided that, with respect to such supplemental media purchased by TT in the case of clause
(ii) above, TT shall pay to Infotopia a reverse royalty in the amount of five percent (5%) of Adjusted Gross Revenues (as defined below) derived from such supplemental media, excluding from such definition Wholesale Selling Price, royalties payable to TT hereunder and the reserve for working capital.

(d) At all times during the Term of this Agreement, Infotopia shall maintain a minimum amount of working capital in the Bank Account maintained by TT equal to not less than one (1) week of estimated Costs determined by TT and Infotopia to be required for the advertising, promotion, manufacturing, sale, marketing, distribution and exploitation of the Product and related Upsells ("Minimum Working Capital"). Infotopia shall send weekly by wire transfer in immediately available funds an amount of working capital into the Bank Account equal to the amount reflected on a weekly cash flow projection prepared by TT and approved by Infotopia.

(e) Every month during the first twelve (12) months of the Term of this Agreement Infotopia shall order a minimum of seven thousand two hundred (7,200) units of the Product and pay at such time for all of such units at TT's current manufacturing cost, including freight, transportation and insurance charges.

(f) Within three (3) business days after the execution of this Agreement, Infotopia shall send by wire transfer in immediately available funds an amount equal to Twenty-five Thousand Dollars ($25,000) to Rigney Friedman Business Management, Inc.'s bank account for the benefit of TT. If the conditions precedent set forth in Paragraphs 5(a) and 3(b) hereof are not satisfied for any reason, Rigney Friedman Business Management, Inc. shall release such funds to TT. If the conditions precedent set forth in Paragraphs 5(a) and 3(b) hereof are satisfied, Rigney Friedman Business Management, Inc. shall release such funds to the Bank Account.

4. Compensation to TT for License. In consideration of the license by TT of the Rights set forth herein, Infotopia shall compensate TT as follows, subject to the satisfaction of the conditions precedent set forth in Paragraphs 5(a) and 3(b) hereof:

(a) Infotopia shall issue to TT or its designees, in accordance with all applicable securities laws, shares of its restricted common stock, validly issued, fully paid and non-assessable, equal to Five Hundred Thousand Dollars ($500,000) at the price of fifteen cents ($0.15) per share. Such shares shall be Rule 144 restricted shares. In the event such shares are not valued at Five Hundred Thousand Dollars ($500,000) at the time such shares become free trading, Infotopia shall, at TT's election, either pay to TT or its designees the difference in cash between the value of such shares at such time and Five Hundred Thousand Dollars ($500,000) or issue to TT or its designees additional shares of Infotopia common stock or warrants or stock options to purchase shares of Infotopia common stock, in either case necessary to achieve an aggregate value of Five Hundred Thousand Dollars ($500,000). If at any time Infotopia ceases to be a publicly traded company and TT or its designees have not sold such shares prior to such time, Infotopia shall pay TT or its designees an amount equal to Five Hundred Thousand Dollars ($500,000).

(b) Infotopia shall be obligated to register some of its securities for sale for its own account or for the account of other persons within six (6) months of the date hereof. Infotopia shall at such time give written notice ("Infotopia's Notice"), at its expense, to TT of its intention to do so at least thirty (30) days prior to the filing of a registration statement with respect to such registration with the Securities and Exchange Commission. Unless Infotopia receives notice from TT to the contrary within ten (10) business days after Infotopia's Notice is received by TT, Infotopia shall cause all of TT's shares to be registered under the Securities Act in connection with Infotopia's registration so as to permit the sale by TT of TT's shares. All expenses incurred in effecting any registration pursuant to this subparagraph, including, without limitation, all registration and filing fees, printing expenses, expenses of compliance with blue sky laws and fees and disbursements of counsel for Infotopia, shall be borne by Infotopia. The foregoing registration rights shall apply to TT's designees if the Infotopia shares were issued to said designees.

(c) Infotopia represents, warrants and covenants that it will comply with Rule 144 in all respects, including, without limitation, Rule 144(c) (1) and (2). If Infotopia fails to register such restricted shares as set forth in Paragraph 4(b) above, Infotopia shall issue to TT or its designees, in accordance with all applicable securities laws, at TT's election, shares of its common stock, validly issued, fully paid and non-assessable, or warrants or stock options to purchase shares of Infotopia common stock at an exercise price of fifteen cents ($0.15) per share, equal in market value to One Hundred Thousand Dollars ($100,000). The parties hereto agree that such issuance is not intended to be in full or complete satisfaction of any dam ages arising out of such default or breach by Infotopia and that such issuance shall not preclude any action or remedy available to TT with respect to such default or breach by Infotopia. Moreover, in such event, TT or its designees shall be entitled to exercise a "put" right to Infotopia upon written notice to Infotopia, pursuant to which Infotopia shall be obligated to purchase such restricted shares from TT or its designees at a purchase price equal to the value of such shares at the time of such written notice, but in no event less than Five Hundred Thousand Dollars ($500,000) regardless of the value of such shares at such time.

5. Compensation to TT for Services. In consideration of the services to be rendered by TT as set forth herein, Infotopia shall compensate TT during the Term as follows:

(a) TT shall receive a weekly royalty of five percent (5%) of one hundred percent (100%) of Gross Sales Revenues of the Product and Upsells from worldwide sales and exploitation of the Product and Upsells by any means and media other than retail. "Gross Sales Revenues" shall mean all gross revenues actually received by TT or its designees on behalf of Infotopia in respect of sales and exploitation of the Product and Upsells by any means and media other than retail, excluding (i) sales, excise, use or any other taxes, and (ii) actual returns, actual refunds and actual chargebacks.

(b) TT shall receive a weekly royalty of seventeen percent (17%) of one hundred percent (100%) of the "Wholesale Selling Price" of the Product and Upsells from worldwide retail sales and exploitation of the Product and Upsells, including, without limitation, internet sales through torsotiger.com and third party internet sales. "Wholesale Selling Price" shall mean the gross amount invoiced by TT or its designee on behalf of Infotopia to retailers and/or distributors for resale to consumers and actually received by TT or its designees on behalf of Infotopia in respect of worldwide retail sales and exploitation of the Product and Upsells, excluding (i) sales, excise, use or any other taxes, and (ii) actual returns, actual refunds and actual chargebacks.

(c) TT shall receive an additional contingent cash bonus equal to Two Hundred Fifty Thousand Dollars ($250,000), payable within fifteen (15) business days following the achievement by TT on behalf of Infotopia of Gross Sales Revenues and the Wholesale Selling Price from worldwide sales and exploitation of the Product and Upsells by any means and media of Ten Million Dollars ($10,000,000) or One Million Dollars ($1,000,000) in Adjusted Gross Revenues (as defined below) before taxes and excluding the reserve against returns and the reserve for working capital set forth in Paragraph 6 hereof.

(d) TT shall receive an additional contingent cash bonus equal to One Hundred Thousand Dollars ($100,000), payable within fifteen (15) business days following any month in the calendar year 2000 during which a minimum of Eight Hundred Thousand Dollars ($800,000) in media is aired resulting in a ratio of Gross Television Sales Revenues to Costs Per Order of 2.5/1 or greater for such month, up to a maximum bonus of Three Hundred Thousand Dollars ($300,000).

(e) Notwithstanding anything to the contrary contained herein, "Gross Sales Revenues" and "Wholesale Selling Price" shall not include any gross revenues received by TT in respect of sales and exploitation of the Product and Upsells by any means and media after the effectiveness of this Agreement (i.e., the satisfaction of the conditions precedent set forth in Paragraph 5(a) and 3(b) hereof) to the extent such gross revenues are realized from sales made, or purchase orders for units of the Product and Upsells placed, prior to the effectiveness of this Agreement.

6. Adjusted Gross Revenues (a) TT shall distribute to Infotopia or cause to be paid to Infotopia by the applicable fulfillment house all "Adjusted Gross Revenues." For purposes of this Agreement, "Adjusted Gross Revenues" shall mean one hundred percent (100%) of the Gross Sales Revenues and the Wholesale Selling Price actually received by TT or its designees on behalf of Infotopia, plus any funds released from the holdback described below, less all Costs, a ten percent (10%) holdback of Gross Sales Revenues and the Wholesale Selling Price as a reserve against returns, refunds, chargebacks, bad debts and similar deductions relating to Products and Upsells sold hereunder, all royalties payable to TT hereunder and a reserve for Minimum Working Capital.

(b) TT makes no representations or warranties that the advertising, promoting, manufacturing, marketing, distributing, selling and/or exploiting of the Product and Upsells will be profitable and result in Adjusted Gross Revenues. Infotopia acknowledges that any sales projections of the Product and Upsells provided to Infotopia by or on behalf of TT are estimates only, are not representations that sales in the projected quantity will be sold and provide no guarantees concerning the performance of the Product and Upsells.

7. Accounting. Adjusted Gross Revenues hereunder shall be calculated on a weekly basis in conjunction with the business management firm of Rigney Friedman Business Management, Inc., and said firm shall furnish Infotopia monthly with an itemized statement setting forth the Gross Sales Revenues and the Wholesale Selling Price during the preceding month together with the computations of the Adjusted Gross Revenues with respect thereto. Monthly statements shall be sent to Infotopia within fifteen (15) days after the end of the preceding month. A weekly disbursement shall be made to Infotopia for the Adjusted Gross Revenues, if any, for the preceding week. Infotopia, upon reasonable prior notice to TT for administrative convenience, shall have the right to inspect, at TT's offices during normal business hours, the books and records of TT, at Infotopia's expense, insofar as such books and records relate directly to the computation of Adjusted Gross Revenues hereunder.

8. Term of Agreement; Conditions Precedent; Kill Fee. (a) The term of this Agreement (the "Term") shall commence and this Agreement shall be effective upon the satisfaction of the conditions precedent set forth in Paragraphs 5(a) and 3(b) hereof and shall continue until June 10, 2002 unless sooner terminated in accordance with the provisions set forth herein. Upon the expiration of the Term, this Agreement may be extended for one or more additional periods on terms to be mutually agreed upon by the parties hereto, with such extension(s) to occur not less than thirty (30) days prior to the end of the Term or any extended term.

(b) If the conditions precedent set forth in Paragraphs 5(a) and 3(b) hereof are not satisfied for any reason, then this Agreement shall be void ab initio and of no force and effect and TT shall have no obligations whatsoever hereunder.

(c) In the event the conditions precedent set forth in Paragraphs 5(a) and 3(b) hereof are not satisfied for any reason, Infotopia shall pay to TT a "kill" fee equal to Twenty-five Thousand Dollars ($25,000) in accordance with the terms of Paragraph 3(f) hereof. This subparagraph 8(c) shall survive notwithstanding the fact that this Agreement shall be void ab initio and of no force and effect if such conditions precedent are not satisfied.

9. Customer List. The name, address, telephone number, credit card information and all other customer data collected by TT and Infotopia relating to the Product and Upsell units sold after the effectiveness of this Agreement during the Term ("Customer List"), shall be jointly owned by TT and Infotopia. Neither TT nor Infotopia shall sell, lease, rent or otherwise transfer all or any portion of the Customer List to any third party without the written approval of the other party, which approval shall not be unreasonably withheld or delayed.

10. Infringement. TT agrees to take all steps and do all filings and registrations to maintain all copyrights, patent licenses, trademarks and all other intellectual property relating to the Product in force, all at Infotopia's expense. TT shall promptly notify Infotopia of any information obtained regarding infringements or imitations by third parties of the Product or the intellectual property relating thereto. In connection therewith, TT agrees to fully cooperate with Infotopia to stop such infringement or imitations. Any recovery of damages shall shared on an equal basis by Infotopia and TT after deduction of all costs and expenses paid by Infotopia relating to such infringement or imitations. Infotopia acknowledges that Infotopia shall not, without the consent and/or participation of TT, defend or prosecute any action relating to the Product or the intellectual property relating thereto, and that TT, at its sole discretion, may elect to defend or prosecute, or to participate in the defense or prosecution of, any action relating thereto, at Infotopia's expense. In the event that TT undertakes the defense or prosecution of any litigation relating to the Product or intellectual property relating thereto, Infotopia agrees to fully cooperate with TT in any such proceeding, to join with TT as a party to any action brought by TT if required or requested by TT, and to execute any and all documents and do all acts which may be necessary or of aid, at the determination of TT's legal counsel, to carry out such litigation. The provisions of this Paragraph shall survive any expiration or termination of this Agreement.

11.   Non-Compete.  During the Term of this Agreement,  TT  shall not, directly or indirectly, either alone or in participation with any other person or entity, engage in or be involved with marketing or distributing any other product substantially similar in design, composition, content or function to the Product, unless TT first offers Infotopia the right to participate in the marketing and distribution thereof in accordance with the terms and conditions set forth in Paragraph 12 hereof. At any time during the Term of this Agreement and for one (1) year following the date of expiration or termination of this Agreement, Infotopia shall not, directly or indirectly, either alone or in participation with any other person or entity, engage in or be involved with the advertisement, promotion, manufacturing, marketing, sale, distribution or exploitation of any other product substantially similar in design, composition, content or function to the Product.

12. Right of First Refusal. During the Term of this Agreement, TT shall grant Infotopia a right of first refusal regarding the advertisement, promotion, manufacturing, marketing, sale, distribution and exploitation of (i) any other product substantially similar in design, composition, content or function to the Product that TT intends to develop and market and (ii) any other product owned and/or controlled by TT which has been sufficiently developed for potential marketing, distribution and/or exploitation upon satisfaction of the condition that Gross Sales Revenues and the Wholesale Selling Price total ten million dollars ($10,000,000) as of the first anniversary of the date hereof. Infotopia shall have seven (7) business days to determine whether Infotopia is interested in exploiting any product offered by TT and in negotiating to acquire rights therein and thereto. If Infotopia serves notice that Infotopia is not interested in any such product or fails to notify TT of its interest or lack of interest with respect to such product, TT shall then have the right to dispose of rights in and to such product or exploit such product in any manner it shall choose thereafter without any further obligation to Infotopia with respect thereto. If Infotopia serves written notice that it is interested in such product, TT will negotiate in good faith with Infotopia with respect to the rights in and to such product,. If such negotiations shall not result in a binding written agreement between TT and Infotopia within a period of fifteen (15) business days from the commencement of such negotiations, TT shall then have the right to dispose of rights in and to such product or exploit such product in any manner it shall choose thereafter without any further obligation to Infotopia with respect thereto.

13. Representations and Warranties. Each party represents and warrants to the other as follows:

(a) It has all requisite right, power and authority to enter into this Agreement and to grant the rights set forth herein.

(b) The execution and delivery of this Agreement by it and the performance of its obligations hereunder, do not and will not conflict with or result in a breach of or a default under its organizational instruments or any other agreement, instrument, order, law or regulation applicable to it or by which it may be bound.

(c) This Agreement has been duly and validly executed and delivered by it and constitutes its valid and legally binding obligation, enforceable in accordance with its terms.

(d) It has not granted and will not grant any rights that would conflict with or derogate from the rights granted to hereunder.

(e) It has not previously entered into any agreement and shall not enter into any agreement that would conflict with or derogate from the rights granted or the services to be rendered hereunder.

14. Termination by Infotopia. (a) Infotopia shall be permitted to terminate this Agreement immediately by written notice to TT upon the occurrence of any of the following: (i) if TT files a voluntary petition under the United States Bankruptcy Code; (ii) if TT is the subject of an involuntary petition under the United States Bankruptcy Code which is not dismissed within sixty (60) days after the filing thereof; (iii) if TT makes an assignment for the benefit of creditors, applies for or consents to the appointment of any receiver or trustee of all or any material part of its property; or (iv) if TT institutes a dissolution or liquidation proceeding with respect to its business.

(b) Infotopia shall be permitted to terminate this Agreement upon the breach by TT of any material representation, warranty, covenant or agreement contained in this Agreement (unless such breach is the result of a force majeure event). Prior to any termination pursuant to this subparagraph (b), Infotopia shall give TT written notice of, and thirty (30) days to cure, such breach, if such breach is curable, and if such breach is cured to Infotopia's satisfaction within such thirty (30) day period, Infotopia shall not be permitted to terminate this Agreement. If such breach is not curable (giving written notice of a non-curable breach being the only requirement prior to termination) or such breach is not cured to Infotopia's satisfaction within such thirty (30) day period, this Agreement shall terminate without the need for further action by Infotopia. Such right of termination shall be in addition to such other rights and remedies as Infotopia may have under applicable law.

15. Termination by TT. (a) TT shall be permitted to terminate this Agreement immediately by written notice to Infotopia upon the occurrence of any of the following: (i) if Infotopia files a voluntary petition under the United States Bankruptcy Code; (ii) if Infotopia is the subject of an involuntary petition under the United States Bankruptcy Code which is not dismissed within sixty
(60) days after the filing thereof; (iii) if Infotopia makes an assignment for the benefit of creditors, applies for or consents to the appointment of any receiver or trustee of all or any material part of its property; (iv) if Infotopia institutes a dissolution or liquidation proceeding with respect to its business; or (v) if Infotopia ceases to be a publicly traded company.

(b) TT shall be permitted to terminate this Agreement upon the occurrence of any of the following: (i) the breach by Infotopia of Infotopia's agreements contained in any of Paragraphs 1(c), 3(a), 3(c) or 3(d) of this Agreement, (ii) the unauthorized use by Infotopia of the Rights, (iii) the unauthorized use by Infotopia of any copyrights, patents, trademarks or other intellectual property relating to the Product owned, licensed and/or controlled by TT or (iv) the non-payment by Infotopia of any amount due to TT hereunder. Prior to any termination pursuant to this subparagraph (b), TT shall give Infotopia written notice of, and seven (7) business days to cure, such breach, if such breach is curable , and if such breach is cured to TT's satisfaction within such seven (7) business day period, TT shall not be permitted to terminate this Agreement. If such breach is not curable (giving written notice of a non-curable breach being the only requirement prior to termination) or such breach is not cured to TT's satisfaction within such seven (7) business day period, this Agreement shall terminate without the need for further action by TT. Such right of termination shall be in addition to such other rights and remedies as TT may have under applicable law.

(c) TT shall be permitted to terminate this Agreement upon the occurrence of any of the following: (i) the breach by Infotopia of any material representation, warranty, covenant or agreement contained in this Agreement other than as set forth in Paragraph 15(b) above (unless such breach is the result of a force majeure event) or (ii) if for any two (2) consecutive month periods Infotopia purchases an amount of Product units less than the minimum order specified in Paragraph 3(e) hereof. Prior to any termination pursuant to this subparagraph (c), TT shall give Infotopia written notice of, and thirty (30) days to cure, such breach, if such breach is curable, and if such breach is cured to TT's satisfaction within such thirty (30) day period, TT shall not be permitted to terminate this Agreement. If such breach is not curable (giving written notice of a non-curable breach being the only requirement prior to termination) or such breach is not cured to TT's satisfaction within such thirty (30) day period, this Agreement shall terminate without the need for further action by TT. Such right of termination shall be in addition to such other rights and remedies as TT may have under applicable law.

16. Effect of Termination; Sales After Termination. Upon termination or expiration of this Agreement for any reason whatsoever, the following shall occur: (a) all Rights shall revert to TT and Infotopia shall have no further rights whatsoever with respect to the Product, Upsells and the intellectual property relating thereto; (b) Infotopia shall, at its own expense, return any of TT's intellectual property, artwork or materials of any kind in its possession or control;
(c) for a period of three (3) months following the expiration or termination of this Agreement, all pending orders for Product or Upsells shall be filled to the extent inventory funded by Infotopia exists relating to such orders, in which case TT shall account to Infotopia for Adjusted Gross Revenues as provided for herein.

17.  Indemnifications.

(a) Infotopia agrees to indemnify, hold harmless and defend TT, its officers, directors, shareholders, employees, affiliates, representatives, designees (with respect to receipt of stock, stock options or warrants by Infotopia hereunder), agents, attorneys, licensees, distributors, successors and assigns from and against any and all losses, costs, damages, claims, suits, actions, judgments, demands, obligations, debts, liabilities, agreements and expenses whatsoever, (including, without limitation, attorneys' fees, court costs and reasonable investigation expenses) arising out of or in connection with (i) any breach by Infotopia of any covenant, representation, warranty or agreement contained herein, (ii) any unauthorized use by Infotopia of the Rights, (iii) any unauthorized use by Infotopia of any copyrights, patents, trademarks or other intellectual property relating to the Product owned, licensed and/or controlled by TT, or (iv) any issuance of stock, stock options or warrants by Infotopia hereunder.

(b) TT agrees to indemnify, defend and hold harmless Infotopia, its officers, directors, shareholders, employees, affiliates, representatives, agents, attorneys, licensees, distributors, successors and assigns from and against any and all losses, costs, damages, claims, suits, actions, judgments, demands, obligations, debts, liabilities, agreements and expenses whatsoever, (including, without limitation, attorneys' fees, court costs and reasonable investigation expenses) arising out of or in connection with any breach by TT of any covenant, representation, warranty or agreement contained herein.

(c) The provisions of this Paragraph shall survive any expiration or termination of this Agreement.

18. Injunctive Relief It is mutually understood and agreed that the Rights granted to Infotopia herein are special, unique, unusual, extraordinary and of an intellectual character, giving them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law, and that in the event of the unauthorized use by Infotopia of the Rights or the unauthorized use by Infotopia of any copyrights, patents, trademarks or other intellectual property relating to the Product owned, licensed and/or controlled by TT, TT will be caused irreparable harm for which the remedy at law is inadequate. Accordingly, TT shall be entitled to preliminary and permanent injunctive relief (mandatory or otherwise) in addition to damages, to enforce the provisions of this Agreement, and any other equitable relief which TT deems appropriate.

19.  Confidentiality.

(a) Infotopia agrees to hold all proprietary information and materials received from TT or its affiliates or learned during the Term, whether orally or in written form or otherwise, relat ing to TT's or its affiliates' products or the business being conducted by TT or its affiliates (the "Proprietary Information") in strictest confidence and not to use in any manner or to disclose the Proprietary Information to any third party except as required by law, pursuant to court order or legal process. Infotopia acknowledges that any non-permissible disclosure or use of such Proprietary Information could materially prejudice TT or its affiliates in the conduct of its business and result in substantial losses and damages.

(b) TT agrees to hold all proprietary information and materials received from Infotopia or its affiliates or learned during the Term, whether orally or in written form or otherwise, relating to Infotopia's or its affiliates' products or the business being conducted by Infotopia or its affiliates (the "Confidential Information") in strictest confidence and not to use in any manner or to disclose the Confidential Information to any third party except as required by law, pursuant to court order or legal process. TT acknowledges that any non-permissible disclosure or use of such Confidential Information could materially prejudice Infotopia or its affiliates in the conduct of its business and result in substantial losses and damages.

20. Force Majeure. No party shall be in breach of this Agreement or be liable for damages if such party fails to perform hereunder or such party's performance is delayed as a result of war, fire, flood, labor trouble, act of governmental authority, riot, strike, accident, breakage of equipment, unavailability of materials, delay in production, delay of transportation service, acts of God, or any other similar or different contingencies beyond the reasonable control of the parties hereto. Notwithstanding anything to the contrary contained herein, the foregoing provision shall not apply to the obligations of Infotopia to fund the Costs set forth herein or to make any payment due to TT hereunder.

21. Governing Law; Jurisdiction. The provisions of this Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of California, without reference to choice or conflicts of law principles. Except as otherwise provided herein, any and all suits or actions, whether federal or state, for any breach of this Agreement, or otherwise arising out of this Agreement, shall be filed and prosecuted in any court of competent jurisdiction in the City of Los Angeles, State of California. The parties hereto hereby consent and submit to the jurisdiction of the courts in the City of Los Angeles, State of California and hereby agree that service of process on any party may be effected by certified mail, return receipt requested, postage prepaid. Each of the parties waives any objection which it may have based on improper venue or forum non conveniens to the conduct of any such suit or action in any such court.

22. Amendments; Waivers; Rights Cumulative. This Agreement cannot be modified, altered or otherwise amended except by an agreement in writing signed by all of the parties hereto. No provision of this Agreement may be waived unless in writing signed by all of the parties hereto, and waiver of any one provision of this Agreement shall not be deemed to be a waiver of any other provision. No failure or delay on the part of any party in exercising any right, power or remedy hereunder shall operate as a waiver thereof. No right, power or remedy granted to the parties under this Agreement on default or breach is intended to be in full or complete satisfaction of any damages arising out of such default or breach, and any single or partial exercise of any such right, power or remedy shall not preclude any other, or further exercise thereof, or the exercise of any other right, power or remedy. Each and every right, power or remedy under this Agreement, or under any other document or instrument delivered hereunder, or allowed by law or equity, shall be cumulative and may be exercised from time to time.

23. Assignments. Neither party shall have the right to assign any of its rights or obligations to any third party without the prior written consent of the other party; provided that each of the parties shall have the right to assign any of its rights or obligations to any parent, affiliate or subsidiary company or to any other entity owning or acquiring all or substantially all of such party's stock or assets, or any division or part of such party that is charged with responsibility for this Agreement, without the prior written consent of the other party, so long as such assignee assumes all of the assignor's obligations hereunder in writing. Notwithstanding any other provision of this Agreement, any attempted assignment by either party without the prior written consent of the other party except as permitted herein shall be void and of no force or effect. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns.

24. Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile, and signatures on a facsimile copy hereof shall be deemed authorized original signatures.

25. Confidentiality of Terms. Each of the parties agrees to keep the terms and conditions contained in this Agreement confidential, and agrees not to disclose said terms and condi tions to any third parties other than its representatives, attorneys and accountants except as otherwise required by law; provided that either party shall have the right to disclose the terms contained in this Agreement through a business plan, offering memorandum, prospectus or similar document for purposes of raising capital for such party. Each of the parties agrees that, unless approved by the other parties in advance, such party shall not make any public announcement, issue any press release or other publicity or confirm any statements by third parties concerning the transactions contemplated hereby, except as otherwise required by law.

26. Additional Documents; Cooperation. Each of the parties agrees to execute any and all additional documents or in struments, to obtain all required licenses, permits and approvals necessary to implement the transactions contemplated herein, to cooperate with the other party and to do any and all things neces sary or desirable to effectuate the purposes of this Agreement.

27. Independent Contractors. It is expressly agreed and intended that each party hereto shall remain a separate legal entity from the other and each shall be an independent contractor responsible only for its own actions. Nothing contained in this Agreement shall be construed as establishing an employer/employee, partnership or joint venture relationship between the parties hereto. Each of the parties shall be responsible for payment of all of its own taxes on compensation received by it under this Agreement.

28. Notices. All notices, requests, demands and other communications (collectively, "Notices") given or made pursuant to this Agreement shall be in writing and shall be deemed received (i) on the same day if delivered in person, by same-day courier or by facsimile transmission; provided that if sent by facsimile transmission, a copy is also sent by certified mail, return receipt requested, postage prepaid, (ii) on the next day if delivered by overnight mail or courier, or (iii) three (3) business days after the date of deposit in the mails if being sent by certified mail, return receipt requested, postage prepaid, to the parties at their addresses as set forth at the beginning of this Agreement. Any of the parties to this Agreement may from time to time change such party's address for receiving notice by giving written notice thereof in the manner set forth above.

29. No Adverse Construction. The rule that an agreement is to be construed against the party drafting the agreement is hereby waived by the parties hereto, and shall have no applicability in construing this Agreement or the terms of this Agreement.

30. Legal Counsel. Each of the parties acknowledges that it had the right and opportunity to seek independent legal counsel of its own choosing in connection with the execution of this Agreement, and each of the parties represents that it has either done so or that it has voluntarily declined to do so, free from coercion, duress or fraud.

31.   LIMITATION  OF  LIABILITY. IN NO EVENT SHALL  TT  HAVE  ANY
LIABILITY TO

INFOTOPIA, INFOTOPIA'S CUSTOMERS OR ANY THIRD PARTY, FOR ANY CAUSE OF ACTION RELATING TO THIS AGREEMENT FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL OR SPECULATIVE DAMAGES, INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF PROFITS OR USE, BUSINESS INTERRUPTION, OR LOSS OF GOODWILL, IRRESPECTIVE OF WHETHER TT HAS ADVANCE NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.

32. Severability. Any provision of this Agreement which is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or non-authorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction.

33. Headings. Any Paragraph headings contained in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

34. Entire Agreement. This Agreement constitutes the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes any prior understandings or agreements between the parties hereto, including, without limitation, that certain non-binding Letter of Intent dated as of June 6, 2000 but excluding that certain Production Agreement dated as of May 16, 2000 between the parties and that certain Confidentiality Agreement dated as of April 21, 2000 between the parties. There are no representations, agreements, arrangements or understandings, oral or written, between the parties relating to the subject matter of this Agreement which are not fully expressed herein.

35. Attorneys' Fees. If any action, suit or other proceeding is instituted to remedy, prevent or obtain relief from a default in the performance by any party of such party's obligations under this Agreement, the prevailing party shall recover all of such party's reasonable attorneys' fees and costs incurred in each and every such action, suit or other proceeding, including any and all appeals or petitions therefrom.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first set forth above.

INFOTOPIA, INC.                 TORSO TIGER, INC.

By: /s/ Daniel Hoyng            By: /s/ Mark Levine

Daniel Hoyng, CEO/Chairman of the Board Mark Levine, President
                  ADDENDUM TO LICENSE AGREEMENT
                BETWEEN TORSO TIGER AND INFOTOPIA

      INFOTOPIA, INC., (the "Company") hereby agrees to retain Mark Levine and David Richmond to administer and act as consultants to the Company regarding the management and operation of the Torso Tiger product as long as the License Agreement dated June 26, 2000 by and between Infotopia and Torso Tiger remains in full force and effect.

      The aforementioned consultants shall report directly to Ernest Zavoral, President of Infotopia, Inc.

      Compensation to be determined and fixed by a vote of the Board of Directors of Infotopia, Inc.

     DATED this 6th day of July, 2000.


/s/ Mark Levine                    /s/ David Richmond
Mark Levine                        David Richmond



/s/ Ernest Zavoral                 /s/ Daniel J. Hoyng
Ernest Zavoral, President/Director Daniel J. Hoyng, CEO/Director


/s/ Clinton Smith                  /s/ Marek Lozowicki
Clinton Smith, Director            Marek Lozowicki